                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                 FORM S-3
                       REGISTRATION STATEMENT UNDER
                        THE SECURITIES ACT OF 1933

                      BARRETT BUSINESS SERVICES, INC.
            (Exact name of registrant as specified in charter)
        Maryland                                          52-0812977
(State or other jurisdiction of                         (IRS Employer
incorporation or organization)                        Identification No.)

                         4724 S.W. Macadam Avenue
                          Portland, Oregon 97201
                         Telephone (503) 220-0988
       (Address and telephone number of principal executive offices)

                            WILLIAM W. SHERERTZ
                   President and Chief Executive Officer
                      BARRETT BUSINESS SERVICES, INC.
                         4724 S.W. Macadam Avenue
                          Portland, Oregon  97201
                         Telephone (503) 220-0988
        (Name, address, and telephone number of agent for service)
         ---------------------------------------------------------
Copies to:
Miller, Nash, Wiener, Hager & Carlsen
111 S.W. Fifth Avenue
Portland, Oregon 97204-3699
Attn:  Kenneth W. Hergenhan
(503) 224-5858

    Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement as determined in light of market conditions and other factors.
                      -------------------------------
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                CALCULATION OF REGISTRATION FEE
==============================================================================
                                          Proposed Maximum   Proposed Maximum
   Title of Each Class of    Amount to be   Ofering Price       Aggregate        Amount of
Securities to be Registered   Registered    Per Share(1)   Offering Price(1)  Registration Fee
- ----------------------------------------------------------------------------------------------

Common Stock, $.01 par value...41,142 shares    $15.00            $617,130           $213

===============================================================================
(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low sales prices of the Common Stock on the NASDAQ National Market System on September 22, 1995.

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
============================================================================

PROSPECTUS



BARRETT BUSINESS SERVICES, INC.



                                 41,142 SHARES
                          __________________________

                                 COMMON STOCK
                          __________________________


    This Prospectus covers 41,142 shares ("Shares") of common stock, $.01 par value per share ("Common Stock"), of Barrett Business Services, Inc. ("Company"), which may be offered for sale from time to time by the selling stockholders ("Selling Stockholders") identified under "Selling Stockholders" herein. The Company will receive no part of the proceeds of any such sales. Underwriting discounts and commissions will be paid by the Selling Stockholders. Costs of registration are being borne by the Company.

        See "Plan of Distribution" herein for a description of the manner in which the Shares may be sold.

        The Selling Stockholders and any broker-dealers who may participate in a sale of the Shares may be deemed to be statutory underwriters within the meaning of the Securities Act of 1933, as amended ("Securities Act"), and the commissions paid or discounts or concessions allowed to any of such broker-dealers by any person, as well as any profits received on the resale of the Shares if any of such broker-dealers should purchase any Shares as a principal, may be deemed to be underwriting discounts and commissions under the Securities Act.

        The last reported sale price of Common Stock on the NASDAQ National Market System on September 26, 1995, was $15-1/4 per share.

                          __________________________


   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this Prospectus is September __, 1995

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934 ("Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission ("Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C.; 500 West Madison Street, Chicago, Illinois; and 7 World Trade Center, New York, New York. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

        This Prospectus constitutes part of a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement for further information with respect to the Company and the Shares.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company incorporates herein by reference (i) its Annual Report on Form 10-K for the year ended December 31, 1994, (ii) its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, and June 30, 1995, (iii) its Current Reports on Form 8-K filed March 23, 1995, and May 3, 1995, and (iv) the description of the Common Stock contained in Exhibit 99 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock to which this Prospectus relates shall be deemed to be incorporated by reference into this Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all the foregoing documents incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Requests should be directed to James D. Miller, Controller, Barrett Business Services, Inc., 4724 S.W. Macadam Avenue, Portland, Oregon 97201, telephone (503) 220-0988.

                                  THE COMPANY

    The Company provides light industrial, clerical and technical employees to a wide range of businesses on both a temporary basis and a longer-term leased basis. Services are provided through offices throughout Oregon and in California, Delaware, Maryland and Washington. The Company provides employees to a diverse set of customers, including forest products and agriculture-based companies, electronics manufacturers, transportation and shipping enterprises, professional firms and general contractors. The Company was incorporated in the state of Maryland in 1965.

    The Company's principal executive offices are located at 4724 S.W.
Macadam Avenue, Portland, Oregon 97201, and its telephone number is (503) 220-0988.

                             SELLING STOCKHOLDERS

    The following table sets forth the name of each Selling Stockholder, the amount of Common Stock owned by such Selling Stockholder at September 22, 1995, the number of Shares to be offered by such Selling Stockholder and the amount of Common Stock to be owned by such Selling Stockholder after completion of the offering assuming all the Shares are sold. At the date of this Prospectus, the Selling Stockholders own in the aggregate less than 1 percent of the outstanding Common Stock.

                            Shares of Common Stock
                  ------------------------------------------------------------
                                                                 To Be Owned
     Name           Presently Owned         To be Offered       After Offering
    ------        -------------------    ------------------   ----------------

Judith L. Gabriel         24,000                24,000                 -0-

Max Johnson                8,571                 8,571                 -0-

Laurie Johnson             8,571                 8,571                 -0-

    On February 27, 1994, the Company purchased substantially all the assets of a corporation owned by Judith L. Gabriel for 24,000 shares of Common Stock, as adjusted to reflect a two-for-one stock split in May 1994, and $42,000 in cash. The corporation was engaged in the temporary staffing business in Delaware and Maryland. Ms. Gabriel has been employed by the Company as a manager since the date of the purchase.

    On December 26, 1994, the Company purchased certain assets of a corporation owned by Max Johnson and Laurie Johnson for 17,142 shares of Common Stock and $60,000 in cash. The corporation, which was located in Spokane, Washington, operated as Construction Workforce and specialized in providing highly-skilled temporary craftsmen to the commercial construction industry. Mr. Johnson was employed by the Company as a manager from the date of the purchase through August 11, 1995.

                             PLAN OF DISTRIBUTION

    The shares may be offered from time to time by the Selling Stockholders in the over-the-counter market at prices and at terms then prevailing or in negotiated transactions or otherwise.


                                 MISCELLANEOUS

    No person has been authorized to give any information or to make any representation other than those contained in this Prospectus in connection with this offering and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Selling Stockholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to purchase any of the Shares in any jurisdiction to any person to whom such offer would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

       Registration fee                                     $    213
       Accounting services                                    2,000*
       Legal services                                         5,000*
       Miscellaneous                                            287*
                                                             -------
            Total                                           $ 7,500*
                                                             =======
______________________
*Estimated

Item 15.  Indemnification of Directors and Officers.

Indemnification


      Section 2-312 of the Maryland General Corporation Law (the "Act") provides that any director held liable for an unlawful distribution in violation of Section 2-311 of the Act or the corporation's charter is entitled to contribution from (i) every other director who could be held liable under
Section 2-312 of the Act for the unlawful distribution and (ii) each stockholder for the amount the stockholder accepted knowing the distribution was made in violation of Section 2-311 of the Act or the corporation's charter.

      Under Section 2-418 of the Act, a person who is made a party to a proceeding because such person is or was an officer or director of a corporation (an "Indemnitee") shall be indemnified by the corporation (unless the corporation's charter provides otherwise) against reasonable expenses incurred by the Indemnitee in connection with the proceeding if the Indemnitee is successful on the merits or otherwise or if ordered by a court of competent jurisdiction. In addition, under said section a corporation is permitted to indemnify an Indemnitee against liability incurred in a proceeding unless (i) the Indemnitee's act or omission was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (ii) the Indemnitee actually received an improper personal benefit in money, property, or services; (iii) in the case of a criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful; (iv) the Indemnitee was adjudged liable to the corporation in a proceeding by or in the right of the corporation; or (v) the Indemnitee was adjudged liable on the basis that he or she improperly received a personal benefit.

      As authorized by the Act, Article V of the registrant's Articles of Amendment and Restatement (the "Charter") provides that the registrant shall indemnify each of its officers and directors to the fullest extent permissible under the Act, as the same exists or may hereafter be amended, against all liabilities, losses, judgments, penalties, fines, settlements and reasonable expenses (including attorney fees) incurred or suffered by such person by reason of or arising from the fact that such person is or was an officer or director of the registrant or is or was serving at the request of the registrant as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Such indemnification continues as to a person who has ceased to be a director, officer, partner, trustee, employee or agent and inures to the benefit of his or her heirs, executors, and administrators.

      The registrant has entered into an indemnification agreement with each of its directors. Each such agreement provides that the registrant will indemnify the director to the full extent authorized or permitted by the Act or any other applicable statute or the registrant's Charter or Bylaws or any amendment thereof against any obligation to pay a judgment, settlement, penalty, fine or reasonable expenses, including attorney fees (any of the foregoing, a "Liability") incurred in connection with any claim (as defined therein), including a claim by or in the right of the registrant; provided that no indemnity shall be paid by the registrant (i) if a final decision by a court having jurisdiction shall determine that such indemnification is unlawful, (ii) on account of acts or omissions by the director which are finally adjudged to have been not in good faith or to have involved intentional misconduct or a knowing violation of law or (iii) on account of Liability under Section 16(b) of the Securities Exchange Act of 1934 or any similar provision of federal or state statutory law.

Insurance

      The registrant maintains directors' and officers' liability insurance under which the registrant's directors and officers are insured against loss (as defined) as a result of claims brought against them based upon their acts or omissions in such capacities, including civil liabilities under the Securities Act of 1933.

Item 16.  Exhibits.

      The exhibits to the registration statement required by Item 601 of Regulation S-K are listed in the accompanying index to exhibits.


Item 17.  Undertakings.

      (a)  The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i)  To include any prospectus required by
            Section 10(a)(3) of the Securities Act of 1933
            ("Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The undertaking of the registrant in the preceding sentence does not apply to insurance against liability arising under the Securities Act.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Portland, state of Oregon, on the 25th day of September, 1995.

                                          BARRETT BUSINESS SERVICES, INC.
                                          (Registrant)

                                          By  s/ WILLIAM W. SHERERTZ

                                                William W. Sherertz
                                                President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of the 25th day of September, 1995.

              Signature                               Title

      (1)  Principal Executive Officer and
           Director:

         s/ WILLIAM W. SHERERTZ                 President and Chief Executive
            William W. Sherertz                       Officer and Director

      (2)  Principal Financial Officer:

         s/ MICAHEL D. MULHOLLAND                     Vice President-Finance
            Michael D. Mulholland

      (3)  Principal Accounting Officer:


         s/ JAMES D. MILLER                                 Controller
             ames D. Miller

      (4)  A majority of the Board
           of Directors:

            ROBERT R. AMES*                                 Director
            JEFFREY L. BEAUDOIN*                            Director
            STEPHEN A. GREGG*                               Director
            ANTHONY MEEKER*                                 Director
            STANLEY G. RENECKER*                            Director


      *By  s/ MICHAEL D. MULHOLLAND
              Michael D. Mulholland
                Attorney-in-fact

                               INDEX TO EXHIBITS


Exhibit                       Description of Exhibit

  4.1       Articles III, VI, VII and VIII of the registrant's
            Charter, as amended.  Incorporated by reference to
            Exhibit 3 to the registrant's quarterly report on Form 10-Q for the quarter ended June 30, 1994.

  4.2 Article I, Sections 2 and 10 of Article II, Article VI and Article VII of the registrant's Bylaws.
            Incorporated by reference to Exhibit 3.2 to the registrant's annual report on Form 10-K for the year ended December 31, 1994.

  5         Opinion of Miller, Nash, Wiener, Hager & Carlsen.

 23.1 Consent of Price Waterhouse LLP, independent accountants.

 23.2       Consent of Miller, Nash, Wiener, Hager & Carlsen
            (included in Exhibit 5).

 24         Power of attorney.

_________________
Other exhibits listed in Item 601 of Regulation S-K are not applicable.